 Exhibit 10.1

December 26, 2007

Mr. Tracy J. Scott
BNCCORP, Inc.
322 East Main Street
Bismarck ND  58501

Re:           Retirement Agreement

Dear Tracy:

This letter agreement (the “Agreement”) confirms the terms that will govern your resignation, by reason of retirement, from your offices and employment with BNCCORP, Inc. (“BNC,” which for purposes of this Agreement includes all of its subsidiaries).

1.  Retirement. You and BNC hereby confirm that you will retire effective as of the close of business on December 31, 2007 (“Retirement Date”).  Accordingly, you hereby irrevocably tender your resignation, as of the Retirement Date, as Chairman of the Board of BNC and (except for your position as a director of BNC) and from all positions and offices (including your position as a director of all subsidiaries, including BNC National Bank) you hold with BNC.  BNC hereby acknowledges your retirement and accepts your resignations effective as of the Retirement Date. Subject to the execution in good faith by BNC’s Board of Directors of its fiduciary duties, BNC agrees that the Board shall nominate you for re-election at BNC’s 2009 annual meeting of stockholders as a director of BNC.  Following the Retirement Date and thereafter for so long as you remain a director, you will receive the same compensation as other outside non-employee directors of BNC.  BNC will make a public announcement on or promptly following the date hereof, in a mutually acceptable form, regarding your retirement.

2.  Compensation.  Following the Retirement Date through December 31, 2011, you will be paid an aggregate of $1,125,000 (subject to any applicable withholding) in equal semi-monthly  installments in recognition of your founding of BNC, and of your years of prior service.

3.  Retirement Benefits.

(a)  Following the Retirement Date and through December 31, 2011, BNC will continue your participation in its group health plan on the same terms as you enjoyed prior to the Retirement Date (other than any changes in the plan cost, terms and benefits that are applicable to all participants).  If BNC is unable to continue your participation due to requirements of the plan administrator or re-insurer, BNC will make alternative arrangements to provide you with alternative coverage substantially the same as you currently have, through December 31, 2011.

(b)  Following the Retirement Date and through December 31, 2011, BNC will continue to make available to you the current BNC vehicle that you have on the same terms as you enjoyed prior to the Retirement Date.

(c)  Following the Retirement Date and through December 31, 2011, BNC will continue to provide you with the use of an appropriate office in consideration of your past position but subject to BNC’s continued availability to provide such office.  Notwithstanding the foregoing, BNC agrees that until December 31, 2009, you may continue to use your present office.

4.  Status of Other Benefits.  Except as expressly provided hereinabove, your eligibility to participate in any of BNC’s employee benefit plans or programs ceases on or after the Retirement Date in accordance with the terms and conditions of each of those benefit plans and programs and your rights to benefits under any of the employee benefit plans or programs, if any, are governed by the terms and conditions of each of those employee benefit plans and programs.

5.  Non-Compete.  In accordance with the terms of the Employment Agreement between BNC and you, you agree that the non-competition provision contained in Section 7 thereof shall continue to be applicable after the Retirement Date in accordance with its terms. You also agree that thereafter you shall continue to comply the provisions of Section 7 as long as you are serving as a director and receiving payments and benefits from BNC under this Agreement.

6.  Miscellaneous.

(a)  This Agreement shall be governed by and construed in accordance with the laws of the State of North Dakota.

(b)  This Agreement sets forth all the consideration to which you are entitled by reason of your retirement and resulting termination of your employment, and you agree that you shall not be entitled to or eligible for any payments or benefits under any other Company severance, bonus, retention or incentive policy, arrangement or plan.

(c)  This Agreement constitute the entire agreement between us with respect to the subject matter hereof and, except as expressly provided therein, supersede all prior agreements with respect to any related subject matter.  This Agreement and all rights and obligations hereunder are personal to BNC and you and shall not be assignable, except in your case in accordance with the laws of descent and distribution.

If you agree to these terms, please sign and date below and return this Agreement.  This Agreement may be executed in counterparts and/or by facsimile transmission, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

Sincerely,

BNCCORP, INC.

By:     /s/ Gregory K. Cleveland
                        Gregory K. Cleveland
President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Tracy J. Scott
        Tracy J. Scott

Dated:  December 26, 2007